SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TUTOR PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May 31, 2012

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of the shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”, “Tutor Perini”, “we”, “us” or “our”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 31, 2012 at 10 a.m., local time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.	Elect three (3) Class I Directors, to hold office for a three-year term, expiring at the Company’s 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche, LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2012;

3.	Consider an advisory vote on Tutor Perini’s executive compensation plans and programs;

4.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 16, 2012 as the record date for the determination of the shareholders entitled to vote at the meeting.  Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

This year we are taking advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to shareholders over the Internet.  We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting.  If you prefer a paper copy of the proxy materials, you may request one by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/TPC, telephonically by dialing 1-800-652-VOTE (1-800-652-8683) or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

By order of the Board of Directors,

William B. Sparks, Secretary
Sylmar, California
April 19, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 31, 2012

The Proxy Statement and 2011 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy

2012 ANNUAL MEETING OF SHAREHOLDERS

i

ANNUAL MEETING OF THE SHAREHOLDERS
OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us” or “our”), of proxies for use in voting at the 2012 annual meeting of shareholders, to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 31, 2012, at 10:00 a.m., local time, and any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  On or about April 19, 2012 proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 were made available over the Internet to shareholders entitled to vote at the Annual Meeting.  A Notice of Internet Availability of Proxy Materials, indicating how to access our proxy materials over the Internet, was first sent, or given, to shareholders on or about April 19, 2012. The date of this Proxy Statement is April 19, 2012.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 16, 2012 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting.  As of April 16, 2012, the Company had outstanding 47,367,950 shares of common stock.  Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 16, 2012 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.  Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date.  However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions on the homepage of our website at http://www.tutorperini.com.

PROXIES AND VOTING PROCEDURES

As discussed in the Notice of Internet Availability of Proxy Materials you received in the mail, if you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/TPC or telephonically by dialing 1-800-652-VOTE (1-800-652-8683). Proxies submitted via the Internet or by telephone must be received by 2:00 a.m., Pacific Time, on May 31, 2012.  If you prefer a paper copy of the proxy materials, you may request one by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche, LLP as the Company’s independent auditors for 2012, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 3 provides for an advisory vote (non-binding) on the Company’s executive compensation plans and programs as disclosed in the Compensation Discussion & Analysis.  However, the Board and the Compensation

Committee will consider the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting as approval of the compensation paid to the Company’s named executive officers.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy.  On April 19, 2012, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on any of the proposals discussed in this proxy statement.

If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy.  Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers' unvoted shares on some routine matters.  If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm.  This ensures your shares will be voted at the meeting according to your instructions.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Tutor Perini has retained Georgeson Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting.  Tutor Perini will pay Georgeson Inc. (“Georgeson”) a fee of $8,500 for its services.  In addition, Tutor Perini may pay Georgeson additional fees depending on the extent of additional services requested by Tutor Perini and will reimburse Georgeson for expenses incurred in connection with its engagement by Tutor Perini.

Tutor Perini pays the cost of soliciting proxies.

REVOCATION OF PROXIES

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting.  Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws.  In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws.  Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated three (3) Class I directors to serve until the 2015 annual meeting of shareholders. In accordance with our bylaws, each director nominee will be elected to serve for a three-year term, unless he or she resigns, dies or is removed before his term expires, or until his or her successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Class I—Nominees for Election
Robert Band	64	1999
Michael R. Klein	70	1997
Robert L. Miller	71	2004

Messrs. Band, Klein and Miller currently serve as Class I members of the Board.  See “Corporate Governance - Nominations for Director” beginning on page 11 for a discussion of the director identification, appointment and nomination process.  The Board has affirmatively concluded that Messrs. Klein and Miller qualify as independent directors under the independence standards established by Section 303A of the NYSE corporate governance rules.  Mr. Band, who is an executive officer and employee of the Company, does not qualify as an independent director. More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Board of Directors - Director Independence” on page 8.

The principal occupation and business experience of each director nominee for the last five years is set forth below:

Robert Band has served as a director since May 1999. He has also served as President since May 1999 and as Chief Operating Officer from March 2000 to March 2009. He has served as Chief Executive Officer of the Management Services Group since March 2009 and president of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with the Company since 1973, including executive vice president and Chief Financial Officer from 1997-1999. He also serves as a director and president of Jewish Family Services of Metrowest, a not-for-profit entity.  With nearly 39 years of experience in the Company, Mr. Band provides tremendous insight into the financial and operational aspects of the Company.  Additionally, Mr. Band brings international and government expertise to the Board gained through his positions at Perini Management Services, Inc.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the designated Lead Director. Mr. Klein, a private investor, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of Shakespeare Theatre Company, a non-profit organization. Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011.  He is also a director of ASTAR Air Cargo, Inc., a privately held company. From 1974 until his retirement in 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering. Mr. Klein’s 30 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and functioned as its president until its sale in 1991. Previously he was a construction manager with Morrison-Knudsen Inc. He was Chairman of the Board of Monroc Corp., a publicly held concrete and aggregate company from 1995-1998. Since 2000, he has been a principal in Robert L. Miller & Assoc., Inc., a real estate development firm. Through approximately 40 years of experience as a contractor/developer, Mr. Miller brings to the Board industry specific expertise and insight.

Our Corporate Governance and Nominating Committee has recommended Messrs. Band, Klein and Miller for re-election as Class I Directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2015 annual meeting of shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS A CLASS I DIRECTOR.

BOARD OF DIRECTORS

The following table shows the names and ages of our current directors and director nominees.

Name	Age	Position	Term of Office
Ronald N. Tutor	71	Chairman of the Board and Chief Executive Officer	2013
Michael R. Klein	70	Vice Chairman of the Board, Lead Director	2012
Marilyn A. Alexander	60	Director	2014
Peter Arkley	57	Director	2014
Robert Band	64	Director, President	2012
Willard W. Brittain, Jr.	64	Director	(a)
Raymond R. Oneglia	64	Director	2014
Robert L. Miller	71	Director	2012
Donald D. Snyder	64	Director	2014
Dickran M. Tevrizian, Jr.	71	Director	2013

(a)
As discussed under the “Board Composition” section below, in March 2012, Mr. Brittain notified the Company that, for personal reasons, he will not stand for re-election to the Company’s board and his term will end effective at the 2012 Annual Meeting.

The principal occupation and business experience of each director for the last five years is set forth below.  For biographical summaries of the Class I directors, Messrs. Band, Klein and Miller, see Proposal 1 above.

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008.  He is a member of the Board of Trustees of the University of Southern California.  With over 15 years at the Company and over 49 years in the industry, Mr. Tutor brings to our Board an in-depth knowledge of our Company and the construction industry.

Marilyn A. Alexander has served as director since 2008.  She has been an independent consultant since 2003, serving as principal of Alexander & Friedman LLC, a management consulting company since 2006.  She previously served as Senior Vice President and Chief Financial Officer of The Disneyland Resort from 2000 to 2003. She is also a member of the Board of Directors for DCT Industrial Trust Inc., a publicly held real estate company specializing in the ownership, acquisition, leasing, development, redevelopment and management of bulk distribution and light industrial properties, where she serves on the audit and nominating and corporate governance committees; a member of the Board of Governors of Chapman University, a not-for-profit organization; a member of the Board of Regents and a member of the finance and marketing and enrollment (chair) committees of Brandman University, a not-for-profit subsidiary of Chapman University; and a member of the Board of Advisors of WalkStyles, Incorporated, a privately held company.  She previously served as secretary of the Board of Directors of the Be Aware Foundation, a not-for-profit foundation and on the Board of Directors of Equity Office Properties, PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Ms. Alexander brings to our Board a wide range of management experience and financial expertise.

Peter Arkley has served as a director since May 2000. Since June 2011 he has served as Managing Director of Alliant Insurance Services, an insurance and bonding brokerage firm.  He previously served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, from 1994 to 2008, and in 2008 he served as the Managing Principal/CEO of AON’s Global Construction Group until June 2011. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets.  Mr. Arkley provides the Board insight on risk management and financial service matters.

Willard W. Brittain, Jr. became a director in November 2004. He served as Chairman and Chief Executive Officer of Preod Corporation, a private executive search and business advisory firm, from 2003 through December 2011.  He previously served as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting.  Mr. Brittain has also served on the Board of Directors of Host Hotels & Resorts where he has been a member of the compensation and audit committees, DaVita Corporation, where he has been a member of the clinical performance, public policy, and nominating & governance committees, and Convergys Corporation, where he has served on the audit committee.  All are publicly held companies.  Mr. Brittain has also served as the treasurer and member of the Board of Directors of the National Urban League. Mr. Brittain gained critical insights into managing a global business in a complex and dynamic environment while serving as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting. Mr. Brittain brings to our Board extensive business consulting and financial management expertise.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 40 years of experience at O&G Industries allows him to contribute an in-depth industry perspective.

Donald D. Snyder has served as a director since 2008.  He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005.  He presently serves as a dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas; as a director and as a member of the nominating & governance (chair) and compensation committees of NV Energy, a publicly held utility holding company; as a member of the compensation (chair) and the finance & investment committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as non-executive Chairman of the Board of Directors of its lead bank, Bank of Nevada; and as a director and as a member of the compensation and audit committees of Switch Communications Group, LLC, a privately held company.  He is presently on the Board of Directors of several not-for-profit entities, including The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking, and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters.

Dickran M. Tevrizian, Jr. has served as a director since September 2011.  Prior to his retirement in April, 2007, Mr. Tevrizian was a judge for the United States District Court for the Central District of California since 1986.  From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services.  Judge Tevrizian also serves on the boards of several non-profit hospitals including the Children’s Hospital of L.A. and the Glendale Memorial Hospital Foundation, the legal advisory board of Legal Zoom, Inc. and several other privately-held companies and corporations.  Judge Tevrizian’s past experience as a Judge for the United States District Court provides the Board with insight on risk management and compliance matters.

Board Composition

The size of the Board has been set at eleven directors, as determined by the Board. The Board currently consists of ten directors. In accordance with our bylaws and the requirements of the Massachusetts Business Corporations Act, the Board is divided into three classes, with each director serving for a term of three years. As a consequence, the term of only one class of directors expires each year. At each annual meeting of shareholders, the successors to one class of directors then serving are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal or death.

Under the shareholders agreement which became effective upon the September 2008 merger of the Company with Tutor-Saliba (the “Amended Shareholders Agreement”), Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate up to two nominees for appointment to an eleven-member Board (and thereafter, for nomination for election), subject to certain limitations contained in the Amended Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our chief executive officer, the Amended Shareholders Agreement provides that he will be nominated for election to the Board.  See “Amended Shareholders Agreement”, page 42.

As discussed above, Judge Tevrizian was appointed to the Board in September 2011.  The Corporate Governance and Nominating Committee reviewed his qualifications and recommended his appointment to the Board which was unanimously approved by the full Board. Judge Tevrizian is a Class II director and will serve until the 2013 meeting of shareholders when he will stand for reelection to the Board.

In March 2012, Mr. Brittain notified the Company that, for personal reasons, he will not stand for re-election to the Company’s board and his term will end effective at the 2012 Annual Meeting.  Mr. Brittain serves as the Chair of the Company’s Audit Committee. Mr. Brittain’s determination not to stand for re-election is not the result of any disagreement with the Company relating to its operations, policies or practices or with its Board or management.  Upon the termination of Mr. Brittain’s term at the 2012 Annual Meeting, Mr. Klein will act as the Chair of the Company’s Audit Committee.

Additionally in March 2012, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors elected Martin Melone as an independent Class II director of the Company with a term expiring at the 2013 annual meeting of shareholders. Mr. Melone’s term will begin effective on the date of the Company’s 2012 Annual Meeting. The Board has determined that Mr. Melone will serve on the Audit Committee.  Mr. Melone was a partner of Ernst & Young, LLP, an accounting firm, from 1975 to 2001. He was also a director of Countrywide Financial Corporation from August 2003 to June 2008, serving at various times on the audit and ethics, finance, corporate governance & nominating, and special oversight committees. He was also a director of Parsons E & C Corporation from March 2003 to November 2004.  Mr. Melone served as the chair of the audit and ethics committee of Internet Brands, Inc. until its sale in December 2010. He is currently a member of the board of CanWel Building Materials Group, Ltd. He is a Trustee and Chair of the Audit Committee of the California Science Center Foundation, as well as a director of Public Counsel. Mr. Melone is a member of the Board of Regents of Santa Clara University and the Advisory Board of the Markkula Center for Applied Ethics.

As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate additional directors for election, although he has not waived the right to do so in the future. Mr. Tutor has advised the Board that should he choose to designate a person for appointment to the Board at a time when the Board already includes eleven members, he would support a temporary expansion of the Board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time the size of the Board would be reduced back to eleven members

(as contemplated by the Amended Shareholders Agreement) and the slate of nominees for election adjusted accordingly.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Brittain, Mr. Klein, Mr. Miller, Mr. Oneglia, Mr. Snyder, Judge Tevrizian and Mr. Melone are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, each year the Board determines whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a principal shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between Alliant Insurance Services (“Alliant”) and AON Risk Services (“AON”) during 2011, of which Mr. Arkley is currently Managing Director at Alliant and previously served during 2011 as Chairman/CEO of the United States Construction Services Group of AON, and Tutor Perini, an insurance and bonding client of Alliant and AON. The Board has determined that his independence from Tutor Perini management is not impacted because (1) services provided by Alliant and AON are supplied to Tutor Perini on terms similar to Alliant’s and AON’s other clients and (2) income generated by Alliant and AON for services provided to Tutor Perini are not material to AON’s or Alliant’s U.S. or consolidated operations. Specifically with regard to the income generated by AON and Alliant, the Board also considered the independence testing as defined NYSE Listing Standard 303A.02(b)(v) which states that a director is not independent if the director is a current employee of a company that has made payments to or received payments from Tutor Perini in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.  For 2011, Tutor Perini paid fees to AON and Alliant which were less than 2% of AON’s and Alliant’s 2011 consolidated gross revenues, respectively. No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

Messrs. Band and Tutor, who are executive officers and employees of Tutor Perini, do not qualify as independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded to the chair of our Audit Committee.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby interested parties can communicate directly and confidentially with the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board met six times during 2011.  During 2011, each of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served with the exception of Judge Tevrizian whose term began in September 2011. The members of the Board are encouraged to attend our annual shareholders meetings.  Eight of the ten current directors attended the 2011 annual shareholders meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

Board Leadership

Mr. Tutor is the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s by-laws, however these offices may be held by the same person. The Board most recently evaluated these positions in contemplation of the Company’s merger with Tutor-Saliba and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of (i) his proven track-record in successfully bidding on and profitably managing large construction projects, (ii) his relationships with principals in the surety and bonding industry, which provide enhanced access to bonding and insurance for the Company’s construction projects, and (iii) his success in managing large civil and private construction projects on a fixed price basis.

Mr. Klein is an outside director designated to be the Lead Director.  Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has the duties and authority outlined on page 10 under “Corporate Governance and Nominating Committee”.

Board’s Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Audit Committee

The Board has an Audit Committee, which consists of Willard W. Brittain Jr. (Chair), Michael R. Klein, Marilyn A. Alexander, and Raymond R. Oneglia. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board has designated Mr. Brittain as an “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;

2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.	Oversee compliance with legal and regulatory requirements;

5.	Meet with the independent auditor in executive session at least annually;

6.	Monitor the performance of both our internal and external auditors; and

7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee met eight times in 2011.

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee, which consists of Michael R. Klein (Chair), Robert L. Miller, Donald D. Snyder, and Dickran M. Tevrizian, Jr (Note: Judge Tevrizian was elected to the Board in September 2011, and the Board determined that he would serve on the Corporate Governance and Nominating Committee in March 2012). Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.	Evaluating the independence of each director and so advising the Board;

4.	Conducting a review and update as necessary of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.  The Corporate Governance and Nominating Committee met four times in 2011.

The independent directors have designated Michael Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

●	chairing any meeting of the independent members of the Board in executive session;

●	meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

●	serving as a liaison between the Chairman of the Board and the independent directors;

●	working with the Chairman to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

●	consulting with the Chairman on matters relating to corporate governance and Board performance.

Compensation Committee

The Board has a Compensation Committee, which consists of Peter Arkley (Chair), Michael R. Klein and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.
Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.
Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.	Make recommendations to the Board with respect to executive officer compensation;

4.
Recommend to the Board annual profit and other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plans”);

5.
Administer the Tutor Perini Corporation Long Term Incentive Plan (the “Stock Option Plan”) and the Incentive Compensation Plans; such administration includes power to (i) approve participants’ participation in the Stock Option Plan, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plans and the Stock Option Plan, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. The Compensation Committee met six times in 2011.

Tutor Perini maintains on its website, http://www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.tutorperini.com. In order to access this portion of our website, click on the “Corporate Governance” tab.  Interested parties may obtain printed copies of these documents by writing to the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, CA 91342. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained on our website at http://www.tutorperini.com.

The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.  Periodically, individual interviews are conducted with each member to identify and aggregate depth and breadth of experience in disciplines, industry and organizational level. The Board considers areas identified with less extensive experience as a group when evaluating candidates for nomination to director.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2013 annual meeting of shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2012 Tutor Perini Annual Meeting. However, if the 2013 annual meeting of shareholders is held more than seven (7) days earlier than the anniversary date of the 2012 annual meeting then notice must be delivered or received no later than 5 p.m. pacific time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met eight times during the past fiscal year, are to oversee:

1.	The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.	Compliance by Tutor Perini with legal and regulatory requirements; and

3.	The independence and performance of both Tutor Perini’s internal and external auditors.

We meet with management periodically to consider the adequacy of Tutor Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Tutor Perini’s financial reporting. We discuss these matters with Tutor Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Tutor Perini that may interfere with our independence from Tutor Perini and its management. The Board has designated Willard W. Brittain, Jr. as an “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board, audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Tutor Perini’s audited financial statements and met with both management and Deloitte & Touche, LLP, Tutor Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche, LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. These items relate to that firm’s independence from Tutor Perini. We also discussed with Deloitte & Touche, LLP any matters requiring discussion per the standards of the Public Company Accounting Oversight Board, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 47 is compatible with maintaining Deloitte & Touche, LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE
Willard W. Brittain Jr., Chair
Marilyn A. Alexander
Michael R. Klein
Raymond R. Oneglia

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement.  The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2012 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Peter Arkley, Chair
Michael R. Klein
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

2011 Business Highlights

2011 was both a challenging and rewarding year for the Company.  During 2011 we completed our acquisition strategy, accomplishing our goal to be more diversified in construction end markets and to have an expanded geographic reach with enhanced capabilities to self-perform more work for our customers.  We believe the combined Company is very well positioned to capitalize on opportunities with the expectation that the U.S. economy, and the associated impact on our industry, will improve in 2012.  The following discussion serves to highlight several of the key developments that impacted our 2011 operating results and our executives’ contributions to these developments.

Completion of acquisition strategy

During 2011, we completed the acquisition strategy that we embarked upon in late 2010 as we saw opportunities to continue to build our Company vertically and geographically through acquisitions of companies which have demonstrated success in their respective markets.  To fund this strategy and realize the opportunities and synergies that the strategic acquisitions offered, we issued $300 million of senior unsecured notes in October 2010 and put in place a $200 million five-year term loan in August 2011.  These funds were fully utilized by the third quarter 2011 to finance the acquisitions of seven companies with combined prior year annual revenues of $1.7 billion and a combined backlog at the respective acquisition dates of $2.6 billion.  These acquisitions strengthened our geographic presence in our Building and Civil segments and also significantly increased our specialty contracting capabilities. We believe that the successful completion of our acquisition strategy enables us to realize cross selling opportunities across an expanded geographic footprint, while continuing to focus on vertical integration through increased self-performed work capabilities, thus further improving profitability, and providing greater stability during economic cycles.

Formation of Specialty Contractors segment and executive appointments

In the third quarter of 2011 we completed an internal reorganization of our reporting segments with the creation of the Specialty Contractors segment.  The Specialty Contractors segment consists of the following subsidiary companies: Five Star Electric Corporation, WDF, Inc., Nagelbush Mechanical, Inc., Fisk Electric Company, Desert Mechanical, Inc., (all previously included in the Building reporting segment), and Superior Gunite (previously included in the Civil reporting segment).  The reorganization enables the Company to focus on vertical integration through increased self-performed work capabilities while maintaining the specialty contractors’ business with third parties, and it strengthens the Company’s position as a full-service contractor enabling greater control over scheduled delivery and risk management.

In conjunction with the reorganization of our reporting segments, in September 2011, we appointed Kenneth R. Burk, our former Chief Financial Officer, as Executive Vice President and Chief Executive Officer of the Company's Specialty Contractors Group, and the executive leadership of each of the subsidiaries discussed above will report to Mr. Burk in his new role. In his former role as the Company’s Chief Financial Officer, Mr. Burk was closely involved in the completion of the 2011 acquisition strategy, including the selection of the target companies, the negotiations and due diligence processes.  We believe that under Mr. Burk’s management in his new role, the Specialty Contractors segment will afford the Company the opportunity for significant margin enhancement and increased schedule control.  In September 2011, we also appointed Michael J. Kershaw to replace Mr. Burk as Executive Vice President and Chief Financial Officer.  Prior to his hiring, Mr. Kershaw has served in several executive and managerial positions with several of our peers in the construction industry.  Mr. Kershaw has served and will continue to serve a critical role in the ongoing integration of our acquisitions.

Continued Strengthening of our Civil Business

In 2008 we embarked upon a strategy to better align our business to pursue markets with higher profitability margins and with the best long-term growth potential, while maintaining our presence as a leading contractor in the general building market.  In September 2008 we completed a merger with Tutor-Saliba Corporation (“Tutor-Saliba”) to provide us with enhanced opportunities for growth not available to us on a stand-alone basis through increased size, scale and management capabilities, complementary assets and expertise, particularly Tutor-Saliba’s expertise in civil projects, immediate access to multiple geographic regions, and increased ability to compete for a large number of projects, particularly in the Civil Group due to an increased bonding capacity.  The success of the Tutor-Saliba merger and the execution of the Company’s strategy to focus on acquiring higher margin building and civil public work are best illustrated by the dramatic growth we have experienced in our Civil segment.  Despite the economic challenges associated with state and local funding over the past three years, under the leadership of James A. Frost as Executive Vice President and Chief Executive Officer of the Company’s Civil Group, we have experienced an over 300% increase in our Civil segment backlog and an over 170% increase in our Civil Group’s contribution to our operating income.

Quality Pipeline of Prospective Work for Building Business

Despite recent economic challenges in the non-residential building market, our Building Group, under the leadership of Mark Caspers as Executive Vice President and Chief Executive Officer, has developed a quality mix of pending awards and prospective work opportunities on large, complex projects that we believe will have a significant impact on our near term operating results.  For example, on January 23, 2012, we announced that we have been retained by Related Companies and Oxford Properties Group as contractor for the Hudson Yards development in Midtown Manhattan (“Hudson Yards Development”). We have also been retained for the construction of a residential tower being developed just south of the Hudson Yards on 30th Street and 10th Avenue in New York City. The Hudson Yards Development is a 26-acre mixed-use development accommodating over 13 million square feet of commercial and residential space. The master plan comprises approximately 5,000 residences, 6 million square feet of state-of-the-art commercial office space, a 1 million square foot destination retail center with an over 130,000 square foot two-level space of specialty destination restaurants, cafes, markets and bars, a five star hotel, a unique cultural space, and a new 750-seat school, all carefully planned around 14 acres of public open space. The Hudson Yards Development will be a prime opportunity for the Company to showcase our proven ability to manage and perform large, complex work on schedule and within budget while maintaining strict quality control.

An additional illustration of the successful execution of our Building Group’s operational expertise is the Resorts World New York Casino at Aqueduct Racetrack in Jamaica, New York.  During 2011 we delivered this project, which approximated $550 million in contract value, in under one year.  This accelerated pace of execution is extraordinary for projects performed in the greater New York area, and is indicative of the on-time delivery that we pride ourselves in achieving for our customers.  We believe that these types of operating successes will continue to strengthen our Building Group’s reputation, long-standing customer relationships, and ultimately the quality and volume of our prospective work opportunities.

2011 Advisory Vote on Executive Compensation

At our 2011 Annual Meeting, we held our first shareholder advisory vote on executive compensation. We received 49% shareholder approval of our executive compensation plans and programs. Based on these results, we are commencing an investor outreach initiative to gather feedback and are working with our independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to modify our plans and programs.  In 2010 the Compensation Committee retained Meridian as its executive compensation consultant and in 2011, Meridian has further examined and recommended modifications to our existing compensation policies and philosophy in light of the results of the 2011 advisory vote on executive compensation.

Historically, our core compensation philosophy has been to provide incentive compensation to our executive officers based on the performance of financial goals that the Compensation Committee and our Board believe are critical to enhancing shareholder value. As discussed in more detail below under “Summary of Changes to Executive Compensation” below, the Compensation Committee is in the process of reviewing our compensation programs and, as part of that process, our core compensation philosophy and peer group used for benchmarking purposes.

It is important to note that the compensation arrangements for our Chief Executive Officer, Mr. Tutor, were negotiated in conjunction with the merger agreement and were necessary to induce Mr. Tutor to continue his leadership role in the Company.  In merging with Tutor-Saliba in September 2008, we acquired enhanced opportunities for growth not available to the Company on a stand-alone basis through increased size, scale and management capabilities, complementary assets and expertise, immediate access to multiple geographic regions, and increased ability to compete for a large number of projects, particularly in the civil construction segment due to an increased bonding capacity.  The Compensation Committee is currently in the process of renegotiating Mr. Tutor’s employment agreement; however, his significant value to the company, both past and present, is a critical factor in the Compensation Committee’s decision-making process.

The principal changes to our executive compensation programs that are being considered by the Compensation Committee since our 2011 Annual Meeting are summarized below. The Board and the Compensation Committee will continue to explore ways in which Tutor Perini's executive compensation programs can be improved.

Outreach Program to Investment Firms and Institutional Voters

In order to understand the rationale behind the lack of support for our 2010 executive compensation programs, we are commencing an investor outreach program to initiate discussions with investors. These discussions, which will include meetings between our senior management and many of our largest investment firms and institutional shareholders, will include topics such as CEO compensation, compensation disclosure, equity award vesting periods and performance-based vesting criteria, board composition, talent management and succession planning, among others. The participants of Tutor Perini’s shareholder outreach team will vary, but generally, the team consists of our Chief Executive Officer, our Chief Financial Officer, our Compensation Committee members including our Lead Director and our Compensation Committee Chair, and other senior leaders. The Compensation Committee intends to continue this outreach program going forward to facilitate continued shareholder input into the Company’s compensation philosophy.

Summary of Changes to Executive Compensation

Compensation decisions for 2011 were made in March 2011, prior to our annual meeting which was held in June 2011.  The Compensation Committee felt that additional discussion was needed before finalizing changes as a result of our 2011 advisory vote on executive compensation; therefore the Compensation Committee postponed implementation of any compensation changes until 2012. Based on the information gathered from shareholders, executive officers, and Meridian, the Compensation Committee intends to approve the following changes for the 2012 compensation program.

Proposed Modifications of Employment Agreement for Chief Executive Officer

Meridian has conducted a comprehensive review of Mr. Tutor’s employment agreement and based on this review and discussions with Mr. Tutor, the Compensation Committee is in the process of restructuring Mr. Tutor’s employment agreement. The restructuring should result in the following key changes that the Compensation Committee believes better aligns his compensation structure with the compensation philosophy that the Company has reviewed in light of the results of the 2011 advisory vote on executive compensation and to extend his term to 2016:

•
Perquisites: The new agreement would significantly reduce the perquisites provided to Mr. Tutor by eliminating the use of an apartment in Las Vegas, removing the formal allowance for personal financial services and life insurance policies, and limiting the automobile allowance to certain expenses and a driver. Mr. Tutor proposes to waive his entitlement to a Company-provided vehicle, and his eligibility for a Company-provided vehicle would be removed from his employment agreement. Mr. Tutor would be able to receive limited personal financial services assistance to the extent that he uses Company resources for this assistance with no outside expenses incurred. Additional consideration was given to limiting the use of a driver or limiting personal use of the aircraft, but after significant discussion, the Compensation Committee determined that these perquisites were important to continue, primarily for efficiency and safety reasons. Further discussion is included in the Perquisites section on page 25.

•
Excise Tax Gross-Up: The new agreement would eliminate the Company-paid excise tax gross up, effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement, that would have been provided in the event of a termination following a change-in-control. The employment agreement provides that the severance benefits would be reduced to an amount that would not trigger an excise tax, unless the net benefit to Mr. Tutor (after the excise tax is paid) would be higher. Mr. Tutor would be responsible for paying any excise taxes due.

•
Base Salary: Mr. Tutor has not had an increase in base pay since the merger between Tutor-Saliba and Perini Corporation in 2008 and the proposed agreement would not provide for any base pay increases in 2012.

•
Annual Bonus Incentive Award: The new agreement would reduce Mr. Tutor’s annual incentive opportunity to 150% for the 2012 plan year. Furthermore, the award would be modified so that his actual bonus payout would be based on performance at threshold, target, and maximum levels. The payouts would be below or above target based on the achievement of the financial goals.

•
Long-Term Incentive Award: In 2008, Mr. Tutor was awarded 750,000 stock options and 750,000 restricted stock units in connection with the merger, of which 300,000 stock options and 300,000 restricted stock units remain to be granted. At the time, the Compensation Committee determined that this award was appropriate to retain Mr. Tutor as the Chief Executive Officer of the new entity and to guide the Company through the transition. The award was tied to specific annual financial goals which are determined by the Compensation Committee at the beginning of each year. Based on the design of the award, 150,000 shares of the award are “granted” each year when the Compensation Committee sets the annual financial goal, even though the Company agreed to provide this award at the time of the transaction in 2008. This award was contractually entered into by the Company and Mr. Tutor at the time of the merger with Tutor-Saliba. The final two tranches will be eligible for vesting in 2013 and 2014 subject to the achievement of specific pre-tax income goals for fiscal years 2012 and 2013 respectively. The Compensation Committee is working with Meridian to design a new long-term incentive plan that will provide annual grants of long-term incentive awards to Mr. Tutor that are commensurate with Mr. Tutor’s experience and value to the Company.  The proposed new award would be implemented in 2014 and would continue to be based on achievement of pre-established financial goals to ensure they will be deemed to be performance-based.

•
Stock Ownership Requirement: The Compensation Committee intends to implement a new Stock Ownership Policy requiring Mr. Tutor to own a minimum amount of the Company’s stock equivalent to a value that is 6 times his annual base salary.

•
Stock Holding Requirement: The Compensation Committee also intends to implement a stock holding requirement which will require, Mr. Tutor to hold 75% of the net shares earned from any future equity grants until retirement.

Other Executive Compensation Changes for 2012

In addition to the proposed changes to Mr. Tutor’s contract, the Compensation Committee also intends to review existing Company policies and adopt revised policies including the following:

•	Excise Tax Gross-Up: Excluding Mr. Tutor’s 2008 employment agreement, the Company has not and will not provide excise tax gross-up payments going forward.

•
Stock Ownership Policy: The Company intends to implement a stock ownership policy where the Chief Executive Officer and the Chief Executive Officer’s direct reports would be expected to maintain stock ownership levels, depending on their role. The Chief Executive Officer would be subject to a guideline of 6 times base salary and executive officers that report directly to the Chief Executive Officer would be subject to a guideline of 3 times base salary.

•
Stock Retention Policy: The Company intends to implement a policy requiring the Chief Executive Officer, the Chief Executive Officer’s direct reports and outside directors to maintain ownership of at least 75% of net shares earned via future equity grants until retirement.

•
Clawback Provision: The Company intends to adopt a new clawback policy where any future short- and long-term incentive awards would be subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

•	Anti-Hedging Provision: The Company maintains an anti-hedging policy that prohibits executive officers from hedging their position relative to Company stock they own.

•
Double-Trigger Equity Awards: Going forward, the Compensation Committee intends to revise award agreements to eliminate the single-trigger activation for future long-term incentive grants following a change in control. Any new equity grants would have a “double-trigger,” effectively requiring a qualifying termination within 24 months following a change in control for any vesting/payout to be accelerated.

•
Peer Group Review: The Compensation Committee has committed to an extensive review of the Company’s peer group benchmarking practices to include analysis of the composition of the compensation benchmarking peer group, taking into consideration the relevant revenue size and market capitalization, industry and competition for executive talent; and the targeted pay percentile goals relative to base salary, target annual bonus and long-term incentives.

In addition to the expected changes to the executive compensation plans and programs discussed above, the Compensation Committee still maintains and demonstrates a commitment to a pay for performance philosophy. All annual bonuses and equity awards are generally performance-based with the exception of sign-on and promotional awards used to recruit and retain top talent.

Compensation Philosophy

As discussed above, the Compensation Committee intends to make significant changes to our Chief Executive Officer’s employment agreement as well as several of our other compensation policies to better align our compensation structure with the compensation philosophy that the Company has reviewed in light of the results of the 2011 advisory vote on executive compensation.  The following discussion serves to discuss the compensation philosophy in place during 2011.

Our executive compensation program is intended to attract and retain talented executive officers and key employees who will continue to contribute to Tutor Perini’s long-term success. We believe that it is important to tie compensation to our operating and financial goals, thereby aligning more closely the interest of management with that of our shareholders. We are mindful of the limited pool of available talent and consider competitive conditions when determining compensation. Based on this foundation, our executive compensation plans and programs are intended to:

•	Centralize and integrate people, plans, and programs.

•	Provide a competitive pay opportunity to attract and retain the most qualified key management employees who have the ability to secure and complete the most profitable projects.

•
As each of our executives continues to demonstrate a track record of successful performance, our compensation philosophy has been to provide total compensation in the upper quartile of market pay.  Our total compensation has a strong focus on annual cash incentives to align with the Company’s project business cycle and strategic objectives. Note, in situations involving extraordinary performance and value to the Company, compensation may reach the upper end of the quartile at the Compensation Committee’s discretion.  In 2011, the Compensation Committee continued to utilize the 2010 Peer Group as a benchmark for its 2011 compensation analysis.  This analysis was based primarily on 2009 compensation information for the peer group, and there was no growth factor applied in analyzing 2011 compensation. The Compensation Committee felt that holding a consistent metric with no growth factor would establish the most appropriate benchmark for 2011 compensation.

•
Based on Messrs. Tutor’s and Frost’s extraordinary performance and significant value to the Company, particularly their proven success in managing large, complex fixed-price civil projects, the Compensation Committee awarded these executives with one-time performance-based equity grants in conjunction with the merger, bringing their total compensation above the 90th percentile compared to the custom peer group.  As discussed under the “Incentive Compensation Plan – Annual Awards” and “Long-Term Incentives” headers below, while Mr. Frost’s target total compensation exceeded the 90th percentile, he did not receive a cash bonus and his 2011 equity award was not earned based on the applicable performance targets for those awards not being achieved. Additionally, given that Mr. Kershaw was recently hired in September 2011 to his role of Executive Vice President and Chief Financial Officer, the Compensation Committee has initially targeted his cash compensation to be between the 50th and 75th percentiles of market pay and will continue to analyze his total compensation package, including the opportunity for additional long-term incentive grants to further align his performance with shareholder value, as his tenure with the Company progresses. The other named executive officers’ compensation, in the aggregate, fell within the 75th to 90th percentiles.

•
Motivate and retain the critical management skills of our Chief Executive Officer, Mr. Tutor.  In merging with Tutor-Saliba in September 2008, the Company not only secured enhanced opportunities to acquire a higher volume of quality Civil Group business based on Tutor-Saliba’s resume, but we also more closely aligned Mr. Tutor’s compensation with growth in shareholder value.  With regard to Mr. Tutor’s compensation and in entering into the employment agreement with Mr. Tutor in 2008 (see Employment Agreements on page 35), the Compensation Committee considered a number of factors in developing a range of reasonable total target compensation including (1) the level of compensation Mr. Tutor had in place in his role as the President and Chief Executive Officer of Tutor-Saliba, prior to merging with the Company, (2) the compensation philosophies of privately held peer companies which are geared toward earnings, (3) compensation data from our publicly held peers, and (4)

alignment of Mr. Tutor’s compensation with growth in shareholder value through long-term equity awards.

•
Provide an appropriate mix of performance based compensation to align our executive officers’ interests with the achievement of the Company’s operating and financial goals.  Historically our target incentive cash bonus compensation for our executive officers, excluding Mr. Tutor who’s target incentive cash bonus compensation has been set at 64% of total target cash compensation in accordance with his employment agreement, has been set at 40-50% of total target cash compensation (depending upon the position).  Additionally, with the exceptions of a stock option award granted to Mr. Burk this year for his promotion into the role of Executive Vice President and Chief Executive Officer of our Specialty Contractors Group that vested at the grant date, and a restricted stock unit award granted to Mr. Kershaw upon his hiring that will vest in three years, all of our periodic equity grants to our executive officers during the past three years have been performance based.  We believe that this level of performance based compensation is critical in aligning our executive officers’ interests with those of our shareholders.

In recognition of the variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach also provides greater rewards for higher performance and has been effective in retaining and motivating our highest performing key executive talent. As a result, our compensation practices for our named executive officers have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon Company strategic goals, superior performance, and upon the value of the executive to the Company.

The Compensation Committee is guided by the above philosophy when making compensation decisions. The Compensation Committee reviews market data and evaluates the executive’s performance and value to Tutor Perini, balanced with providing a competitive pay package to encourage attraction and retention. Lastly, the Compensation Committee considers how to appropriately focus the efforts of its executives on achieving Tutor Perini’s overall corporate goals and business strategies.

Decision Making Process
To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the named executive officers. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other named executive officers. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our named executive officers, excluding himself. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval. The Compensation Committee also reviews the CEO’s performance and based on his performance the Compensation Committee makes pay recommendations to the Board for approval.

Additionally, the Compensation Committee reviews competitive external market data. In early 2010, Meridian presented a comprehensive review of executive compensation at a select group of peer companies. The review provided competitive compensation information based on the 2010 Peer Group (as described below). The review also provided compensation data for a group of General Industry companies as a second reference for the Compensation Committee to review. The Compensation Committee used this benchmarked data, the individual performance assessments, the executive’s tenure and the executive’s specific responsibilities to determine 2011 compensation for our named executive officers.

2010 Peer Group
Prior to commencing the study, the Compensation Committee reviewed and approved the following 22-company peer group. The peer companies were selected based on various criteria considered by the Compensation Committee including industry, size, and location relevance. Currently, Tutor Perini’s revenues are at the 41st percentile compared to the peer group. The following companies were included in the 2010 Peer Group:

AECOM Technology Corporation
Arcadis NV
Chicago Bridge & Iron Company
CH2M Hill Companies, Ltd.
Dover Corporation
Emcor Group, Inc.
Fluor Corp.
Foster Wheeler AG
Granite Construction, Inc.
ITT Corporation
Jacobs Engineering Group, Inc.
KBR, Inc.
Peter Kiewit Sons’, Inc
McDermott International
Michael Baker Corporation
Raytheon Company
Shaw Group
Sterling Construction Company
TetraTech, Inc.
URS Corporation
Valmont Industries, Inc.
Vulcan Materials Company

Elements of Compensation
As noted above, our executive compensation program relies on annual cash and stock based compensation to retain and motivate our named executive officers. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on strategic goals, superior performance, and value of the executive to the Company.

Base Salary

We provide market competitive base salaries to fairly compensate our named executive officers for the services that they provide during the year and to assist in retaining our named executive officers. In 2011, the Compensation Committee approved a $125,000 increase in Mr. Burk’s base salary reflecting his appointment into the role of the Executive Vice President and Chief Executive Officer of the Company’s Specialty Contractor Group, formed in 2011, to align his base salary in that role with his peers at the Company.  The Compensation Committee also approved a $50,000 increase in Mr. Frost’s base salary for recognition of the outstanding performance and growth of the Company’s Civil Group experienced in 2010, for which Mr. Frost is the Chief Executive Officer.  Mr. Kershaw’s base salary was established when he was hired in 2011. In establishing Mr. Kershaw’s annual base salary at $500,000, the Chief Executive Officer and the Compensation Committee considered Mr. Kershaw’s compensation packages prior to serving Tutor Perini, as well as the range of 50th – 75th percentiles for base salaries and cash incentives of comparable officers included in the most recent compensation study prepared by Meridian. Mr. Tutor’s base salary has not been increased since he entered into his employment agreement in 2008 and Mr. Band’s and Mr. Caspers’ base salaries have not been increased since 2008.

Incentive Compensation Plan—Annual Awards

As described above, our historic executive compensation program has emphasized the importance of annual cash incentive opportunities in motivating and retaining our named executive officers. The Compensation Committee believes that providing meaningful cash-based incentives provides executives with focus to achieve the Company’s strategic goals. To provide appropriate incentives to our named executive officers, between 40% and 50% (depending upon the position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For the CEO, according to the terms of his employment agreement, Mr. Tutor’s target annual bonus opportunity represented approximately 64% of his total target annual cash compensation.

For 2011, the Compensation Committee established a target annual bonus opportunity for each named executive officer, stated as a percentage of each executive’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. For 2011, if Tutor Perini achieved 80% of the targeted goal, each named executive officer would receive 80% of his target annual bonus amount. If Tutor Perini achieved between 80% and 100% of this goal, each named executive officer would receive between 80% and 100% of his target annual bonus amount. Each named executive officer’s annual bonus was capped at 100% of his applicable target bonus.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
R. Tutor	140%	175%	175%
M. Kershaw	56%	70%	70%
K. Burk	60%	75%	75%
R. Band	80%	100%	100%
M. Caspers	80%	100%	100%
J. Frost	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 32.

Beginning in 2012, it is anticipated that Mr. Tutor’s annual bonus target will be reduced to 150% with a threshold of 120% and a maximum of 215%.

For 2011, the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. The Compensation Committee chose this goal because it encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis. The applicable targets set by the Compensation Committee and the actual performance as calculated based on the plan formula for 2011 were as follows (amounts are listed in thousands):

Target	Target Amount	2011 Results
Consolidated – includes acquisitions	150,000	149,286
Civil Group – excludes acquisitions	84,000	51,990
Building Group – excludes acquisitions	51,000	41,103
Management Services Group	18,000	23,270

Based on the plan formula, each of our named executive officers’ bonuses is initially limited by the percentage of achievement of the consolidated Company.  Mr. Tutor’s, Mr. Kershaw’s and Mr. Burk’s 2011 annual bonuses were based solely on the achievement of the consolidated pre-tax income target, which was achieved at 99.5%, and their bonuses were paid out at that percentage of their applicable target bonus.  Mr. Frost’s annual bonus was based on the achievement of the Civil Group target, excluding pre-tax income associated with our acquisitions in 2011.  Based on the 62% achievement of this target, Mr. Frost did not achieve an annual bonus in 2011.  Mr. Caspers’ annual bonus was based on the achievement of the Building Group target, excluding pre-tax income associated with our acquisitions in 2011.  The Building Group achieved 81% of the target amount, and accordingly Mr. Caspers was paid a bonus of 81% of his target.  Finally, Mr. Band’s annual bonus was based on the achievement of the Management Services Group target.  The Management Services Group’s 2011 results exceeded the target amount, however, Mr. Band was also paid 99.5% of his applicable target bonus as the plan formula dictates that each executive’s annual bonus is also limited to the percentage of achievement of the consolidated Company target.

In addition to the performance based awards discussed above, the Compensation Committee approved discretionary cash bonuses related to 2011 events as follows:

•
In September 2011 Mr. Kershaw received a $250,000 discretionary signing bonus approved by the Compensation Committee for his appointment to the role of Executive Vice President and Chief Financial Officer and to compensate him for incentives foregone from his previous employment by assuming this role for the Company.

•
In September 2011 Mr. Burk received a $250,000 discretionary bonus approved by the Compensation Committee for his appointment to the role of the Executive Vice President and Chief Executive Officer of our Specialty Contractors Group as well as his contribution to the completion of our major acquisition strategy in 2011.  With the extraordinary contributions of Mr. Burk to the completion of our acquisition strategy in 2011 which led to the Company’s strengthened specialty contracting capabilities as discussed above, the Compensation Committee felt the discretionary bonus was an appropriate award for superior performance.

Long-Term Incentives

Periodic, non-annual grants of long-term incentives have played a significant role in our executive compensation program because of our long held belief that due to the cyclical nature of our business, year-to-year annual incentives better focus our executives on achieving Tutor Perini’s quickly moving performance objectives. Historically, the Compensation Committee has made periodic equity grants to select key executives based upon Company strategic goals, executive performance, and upon the value of the executive to the Company. Not all executives receive equity grants.  The Compensation Committee has historically used pre-tax income as the annual performance goal for performance-based equity awards, and the rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven.  This can cause fluctuations in earnings depending upon the cycle and mix of projects; however, the common goal in managing the Company’s operations is the maximization of pre-tax income which best aligns with the goal of shareholder value creation.

In 2009, the Compensation Committee approved equity awards to Mr. Tutor and Mr. Frost, following the merger of the Company and Tutor-Saliba to provide additional incentive to focus on specific goals of the newly merged company. Mr. Tutor’s award of 750,000 stock options and 750,000 restricted stock units vest over five years, subject to the achievement of annual performance goals set by the Compensation Committee each year. Mr. Frost’s award of 150,000 restricted stock units were scheduled to vest over three years subject to annual performance goals set by the Compensation Committee each year. The Compensation Committee considered these awards to be an important step to assure that these key executives remain committed to serving the Company through the period of transition and the continued execution our of strategic goals including the vertical integration of our recent acquisitions and our focus on acquiring higher margin, large complex public work projects.

Mr. Tutor’s and Mr. Frost’s awards were structured to vest in equal annual tranches over the 5 year and 3 year performance periods, respectively, based on the achievement of an annual performance goal as established by the Compensation Committee at the beginning of each year.  In Mr. Tutor’s case, the awards vest in 150,000 share tranches (20% per year), and 2 tranches of awards have already vested. The performance goal for the third tranche has been achieved and the shares will vest in May 2012, and 2 tranches remain to vest based on the achievement of the 2012 and 2013 annual performance goals.  In Mr. Frost’s case, the awards vest in 50,000 share tranches (33% per year), and there are no additional tranches remaining to vest.

The goals associated with Mr. Tutor and Mr. Frost’s 2011 tranches of awards are identical to the targets discussed above under the “Incentive Compensation Plan—Annual Awards” header with the exception that the achievement of these goals had to be at least 70% of the target amount in order for the 2011 tranche of these awards to vest.  Based on the results detailed above, the Compensation Committee deemed the performance criteria for the third tranche of shares awarded to Mr. Tutor to be satisfied, however the performance criteria for the third tranche of shares awarded to Mr. Frost was not satisfied, and as such, his award was not earned.

In 2010, the Compensation Committee approved awards of 100,000 and 50,000 restricted stock units to Mr. Caspers and Mr. Burk, respectively. These awards were strategically made to align these key executives with shareholders and to provide additional incentive to meet corporate objectives. Additionally, the awards were intended to encourage retention of these executives. These awards will vest in equal annual installments during 2012-2014, subject to the achievement of pre-tax income performance targets established by the Compensation Committee (with Mr. Caspers’ referenced to pre-tax income for the Building Group and Mr. Burk’s referenced to pre-tax income for the consolidated Company) as of the beginning of each fiscal year.  The goals associated with Mr. Caspers’ and Mr. Burk’s 2011 tranches of awards are identical to the targets discussed above under the “Incentive Compensation Plan—Annual Awards” header with the exception that the achievement of these goals had to be at least 70% of the target amount in order for the 2011 tranche of these awards to vest.  Based on the results detailed above, the Compensation Committee deemed the performance criteria for the 2011 tranche of shares awarded to Mr. Caspers and Mr. Burk to be satisfied.  The actual grant dates for the remaining two tranches will be established on an annual basis when the Compensation Committee establishes the respective pre-tax performance targets for each tranche.

During 2011, the Compensation Committee approved awards of 40,465 stock options and 30,000 restricted stock units to Mr. Burk and Mr. Kershaw, respectively.  The award to Mr. Burk was made in recognition of his appointment to the role of the Chief Executive Officer of the Company’s Specialty Contractors Group, formed in 2011.  The award to Mr. Kershaw was strategically made to align him with shareholders, encourage his retention, and to provide additional incentive for the achievement of strategic Company goals in his role as the Chief Financial Officer, including the successful integration of our acquisitions.  The award to Mr. Burk vested immediately at the grant date, and the award to Mr. Kershaw is a service-based award that will vest subject to his continued employment in three years.

It should also be noted that the Company has an anti-hedging policy in place that prohibits executive officers from hedging their position relative to Company stock they own.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers, beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel required in their leadership across multiple businesses in multiple geographical locations.  We only provide these perquisites where we feel there is a business need.  Examples of the perquisites afforded to each of our named executive officers include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement, and housing allowance during a period of relocation.

As previously mentioned, the Compensation Committee is taking steps to significantly reduce the perquisites provided to Mr. Tutor. Mr. Tutor proposes to waive his entitlement and eliminate from his restructured employment agreement the use of the following personal benefits:

•	The use of an apartment in Las Vegas;
•	Company-provided vehicle; and
•	Formal allowance for personal financial services and life insurance premiums.

Mr. Tutor will continue to be entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet. This benefit was negotiated during the merger with Tutor-Saliba which resulted in the Company purchasing its business jet at an approximate $30 million discount from its appraised value. For safety concerns, productivity maximization, and cost control, the Company will continue to provide Mr. Tutor with a driver and will reimburse Mr. Tutor for certain operational costs. Mr. Tutor has not previously used and would no longer be eligible for a Company-provided vehicle. Generally, the driver is responsible for driving Mr. Tutor to various business meetings. The driver will also provide Mr. Tutor with driving services for personal use.

Additionally, the Compensation Committee intends to continue to provide Mr. Tutor with limited personal financial services provided that he uses Company resources and no outside expenses are incurred. He will also continue to participate in the broad-based life insurance plan that is available to all employees, but he would no longer have an allowance available to purchase life insurance policies.

We have provided these perquisites primarily to keep Mr. Tutor accessible and secure across our geographical locations and as a measure of consistency with his compensation structure prior to assuming his current role with the Company.

Severance Benefits

As of December 31, 2011, Mr. Tutor and Mr. Frost are eligible for severance benefits beyond what is afforded to all employees. The Compensation Committee determined their benefits in accordance with their respective employment agreements (see “Employment Agreements”, page 35). Each receives certain compensation in the event of termination by the Company without cause or termination by the executive for good reason.  We have provided these severance benefits to be consistent with market trends.

Employment Agreements

In September 2008 upon closing of the merger transaction with Tutor-Saliba, the Company entered into an employment agreement with Ronald N. Tutor to have him serve as the Chairman and Chief Executive Officer of the Company.  Through this agreement, the Company has retained Mr. Tutor’s extraordinary leadership and management capabilities that are critical to the growth of the Company going forward.  For a description of material terms of Mr. Tutor’s employment agreement, see “Employment Agreements” on page 35.

A new agreement is currently being negotiated and several important aspects of the new agreement have been explained in previous sections. These proposed changes include:

•	Removal of certain perquisites including the use of an apartment in Las Vegas, a Company-provided vehicle, and a formal allowance for personal financial services and life insurance premiums
•	Removal of the excise tax gross up effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement
•	Decrease in target annual bonus opportunity to 150% with a threshold of 120% and a maximum of 215%

A full description of Mr. Tutor’s renegotiated employment agreement will be provided in our 2012 Compensation Discussion and Analysis.

In March 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost has

served in this role without an employment agreement since March 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 2009 in recognition of his contributions to the Company prior to his entering into the employment agreement.  The Company considers Mr. Frost’s contribution to be critical to the future growth of the Company, particularly as illustrated by the significant growth in the Company’s Civil Group under his leadership. For a description of material terms of Mr. Frost’s employment agreement, see “Employment Agreements” on page 35.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important named executive officers, to clearly identify for our named executive officers the corporate goals and objectives important to Tutor Perini, to motivate our named executive officers to achieve these goals and to fairly reward our named executive officers for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our named executive officers. In certain instances, however, we believe that it is our best interest, and that of our shareholders, to have the flexibility to pay compensation to our named executive officers that is not tax deductible in order to provide a compensation package consistent with our objectives.

Compensation Program Risk Assessment

Management and the Compensation Committee reviewed the Company’s incentive compensation plans and programs and concluded that the plans and programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. The review identified several risk mitigating factors, such as capped incentive payouts and independent Committee oversight of plans and programs. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants which all contribute to a balanced pay program.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Ronald N. Tutor	2011	1,500,000	—	3,654,000	2,002,500	2,612,600	—	702,800	10,471,900
Chairman and Chief	2010	1,500,000	—	3,066,000	1,468,500	2,625,000	—	725,000	9,384,500
Executive Officer	2009	1,500,000	—	3,049,500	1,497,000	2,544,870	—	3,638,500	12,229,870

Michael J. Kershaw	2011	140,200	250,000	372,600	—	97,600	—	25,600	886,000
Executive Vice	2010	—	—	—	—	—	—	—	—
President, CFO	2009	—	—	—	—	—	—	—	—

Kenneth R. Burk	2011	536,500	250,000	406,000	250,000	398,900	—	47,400	1,888,800
Executive Vice	2010	475,000	—	—	—	356,250	—	237,400	1,068,650
President, CEO,	2009	475,000	—	—	—	350,690	—	134,040	959,730
Specialty Contractors Group

Robert Band	2011	600,000	—	—	—	597,200	96,000	57,200	1,350,400
President, CEO	2010	600,000	—	—	—	600,000	108,100	52,000	1,360,100
Management Services Group	2009	600,000	—	—	—	590,630	160,800	47,360	1,398,790

Mark A. Caspers	2011	600,000	—	812,000	—	481,300	91,600	96,800	2,081,700
Executive Vice	2010	600,000	—	—	—	600,000	55,300	198,900	1,454,200
President, CEO	2009	600,000	—	—	—	581,690	32,700	256,620	1,471,010
Building Group

James A. Frost	2011	714,600	—	1,218,000	—	—	—	64,200	1,996,800
Executive Vice	2010	675,000	—	1,022,000	—	675,000	—	43,100	2,415,100
President, CEO	2009	612,500	—	1,124,500	—	593,800	—	38,970	2,369,770
Civil Group

(1)
The current annual base salaries for our named executive officers are: Mr. Tutor, $1,500,000; Mr. Kershaw, $500,000; Mr. Burk, $600,000; Mr. Band, $600,000; Mr. Caspers, $600,000; and Mr. Frost, $725,000.

(2)
As discussed under the “Incentive Compensation Plan—Annual Awards” header above, in September 2011 Mr. Kershaw received a discretionary signing bonus approved by the Compensation Committee for his appointment to the role of Executive Vice President and Chief Financial Officer.  In September 2011 Mr. Burk received a discretionary bonus approved by the Compensation Committee for his appointment to the role of the Executive Vice President and Chief Executive Officer of our Specialty Contractors Group as well as his contribution to the completion of our major acquisition strategy in 2011.

(3)
Amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the common stock on that date.  The awards were granted under the Tutor Perini Corporation Long Term Incentive Plan.  As discussed under the “Long-Term Incentives” header above, the restricted stock unit awards for Mr. Frost were subject to the achievement of at least 70% of the Compensation Committee’s Civil Group pre-tax income goal of $84 million, excluding income from entities acquired during 2011. Based on the Civil Group’s 2011 pre-tax income of $52.0 million, the awards granted to Mr. Frost were not earned.

(4)
Amounts shown represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model.  The exercise price of these options is equal to the closing price of the common stock on the date of award approval by the Compensation Committee.  The assumptions used to value stock options can be found in Note 11 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2011 Annual Report to Shareholders.  The options were granted under the Tutor Perini Corporation Long Term Incentive Plan.

(5)
These amounts represent payments made in 2012, 2011 and 2010, based on attainment of pre-tax income goals for 2011, 2010 and 2009 under our incentive compensation plans discussed above under the heading “Incentive Compensation Plan –Annual Awards”. It should be noted that Mr. Frost’s annual incentive cash bonus was based on the achievement of the Civil Group target, excluding pre-tax income associated with our acquisitions in 2011.  Based on the 62% achievement of this target, Mr. Frost did not achieve an annual incentive cash bonus in 2011.

(6)
Tutor Perini has a non-contributory defined benefit pension plan which was “frozen” as of June 1, 2004, meaning that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2011, 2010 and 2009, as compared to December 31, 2010, 2009 and 2008. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 4.10%, 5.18%, 5.84%, and 6.29% for December 31, 2011, 2010, 2009, and 2008, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age.  Mr. Tutor, Mr. Kershaw, Mr. Burk, and Mr. Frost do not participate in these plans.

(7)
During 2011, the Company reassessed its valuation methodologies for certain items that qualify as “All Other Compensation”.  This reassessment also resulted in changes to the amounts previously reported in 2010 and 2009 for certain of our executive officers.  The following table describes the components of “All Other Compensation” for fiscal year 2011, and the footnotes to follow discuss the valuation methodologies used for each component.

	Ronald N.	Michael J.	Kenneth R.	Robert	Mark A.	James A.
	Tutor	Kershaw	Burk	Band	Caspers	Frost
(a) Personal use of corporate aircraft	584,200	—	—	—	—	—
(b) Personal financial services	62,300	—	—	—	—	—
(c) Vehicle expenses	56,300	5,400	30,000	32,200	24,600	45,700
(d) Relocation and housing expenses	—	20,200	—	—	68,400	—
(e) Company paid insurance premiums	—	—	12,400	20,000	—	16,000
(f) Company contributions to 401(k)	—	—	5,000	5,000	3,800	2,500
Total	702,800	25,600	47,400	57,200	96,800	64,200

(a)
Personal use of corporate aircraft – As discussed under the header “Employment Agreements”, Mr. Tutor is entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet.  The incremental cost to the Company in providing this benefit was calculated based on actual costs incurred for landing and parking fees, catering costs, flight crew member costs and taxes plus an estimate of fuel costs incurred based on the personal hours used multiplied by an estimated cost per gallon of fuel consumed.  Based on the Company’s current methodology for valuing this perquisite, the values reported in 2010 and 2009 of $45,300 and $40,270, respectively, are now $473,500 and $405,500 respectively.

(b)
Personal financial services - As discussed under the header “Employment Agreements”, Mr. Tutor is entitled to an allowance covering life insurance and/or personal financial services.  The personal financial services are for accounting and tax matters provided by Company personnel as opposed to outside parties.  The incremental cost to the Company in providing the personal financial services was calculated based on the number of hours personnel worked on Mr. Tutor’s personal financial matters multiplied by their applicable salaried wage rate plus fringe benefits.

(c)
Vehicle expenses – With the exception of Mr. Tutor, we have provided each of our executives with leased Company vehicles for business and personal use, or we have provided a car allowance for the executive.  The incremental cost was calculated as 100% of lease expense on the vehicles plus any fuel and repairs and maintenance that the Company has reimbursed the executive officer, or the amount of the car allowance that the executive officer has been paid.  The incremental cost calculated for Mr. Tutor represents the fuel costs the Company has paid for on his personal vehicle plus our estimate of the incremental cost in providing a driver to Mr. Tutor.  The incremental cost for the driver was based on the driver’s salary offset by an estimate of cost to provide Mr. Tutor with transportation for business purposes.  It should also be noted that the Company has provided Mr. Frost with a driver, however there was no incremental cost included in the table above as the driver’s salary was offset by an estimate of the costs to provide Mr. Frost with transportation for business purposes that approximated the driver’s salary.  Based on the Company’s current methodology for valuing this perquisite, the values reported in 2010 and 2009 of $139,400 and $141,400, respectively for Mr. Tutor’s vehicle expenses, are now $113,400 and $115,400, respectively.  The value reported in 2010 of $78,000 for Mr. Frost’s vehicle expenses, is now $22,000 as there was no incremental cost for his driver in 2010.

(d)
Relocation and housing expenses – During 2011 the Company provided Mr. Kershaw with temporary housing and other relocation expenses to assist in his relocation from Houston, Texas to the Los Angeles, California area.  The Company also provided a housing allowance to Mr. Caspers while he was focused on the management of the substantial completion of several of our marquee Building Group projects in Las Vegas, Nevada, and while he was in the process of selling his personal residence in Phoenix, Arizona. Mr. Casper’s housing allowance was terminated in June of 2011 upon the completion of the sale of his personal residence in Phoenix.

(e)
Company paid insurance premiums – These amounts are the premiums paid for supplemental insurance policies for our executives and represent the costs of programs that are not available generally to all salaried employees.   Based on the Company’s current methodology for valuing this perquisite to include only the supplemental insurance policies provided that are not available generally to all salaries employees, the values reported in 2010 and 2009 are now as follows:

a.	We reported $19,600 and $14,750, respectively for Mr. Tutor and these values are now zero and $7,500.
b.	We reported $14,200 and $1,600 respectively for Mr. Burk and these values are now $12,900 and $6,900.
c.	We reported $25,400 and $9,500 respectively for Mr. Band and these values are now $19,900 and $2,700.
d.	We reported $2,300 and $1,440 respectively for Mr. Caspers and these values are now $600 in each period.
e.	We reported $20,700 and $14,380 respectively for Mr. Frost and these values are now $16,100 and $12,700.

(f)	Company contributions to 401(k) – These amounts are our contributions to our 401(k) plan.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares	All Other Option Awards: Underlying # of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

R. Tutor		2,100,000	2,625,000	2,625,000	—	—	—	—	—	—	—
(3)	3/31/2011	—	—	—	—	150,000	—	—	—	—	3,654,000
(3)	3/31/2011	—	—	—	—	150,000	—	—	—	20.33	2,002,500

M. Kershaw		78,500	98,100	98,100	—	—	—	—	—	—	—
(4)	9/21/2011	—	—	—	—	30,000	—	—	—	—	372,600

K. Burk		321,900	402,400	402,400	—	—	—	—	—	—	—
(4)	9/13/2011	—	—	—	—	40,465	—	—	—	13.77	250,000
(5)	3/31/2011	—	—	—	—	16,666	—	—	—	—	406,000

R. Band		480,000	600,000	600,000	—	—	—	—	—	—	—

M. Caspers		480,000	600,000	600,000	—	—	—	—	—	—	—
(5)	3/31/2011	—	—	—	—	33,333	—	—	—	—	812,000

J. Frost		571,700	714,600	714,600	—	—	—	—	—	—	—
(6)	3/31/2011	—	—	—	—	50,000	—	—	—	—	1,218,000

(1) The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” beginning on page 22. These awards were granted in March 2011 (with the exception of the award for Mr. Kershaw awarded in September 2011 upon his hiring) contingent upon the attainment of 2011 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. As discussed above, the goals were met at various levels of the applicable targets, and the Compensation Committee voted to make the payout at the applicable percentage according to the plan formula to the above individuals in March 2012, consistent with the terms of the plan.  Note that the amounts listed for Mr. Kershaw, Mr. Burk and Mr. Frost are prorated based on their actual base salaries earned in 2011 in accordance with the plan formula (i.e. Mr. Kershaw has served since September 2011, and Mr. Burk and Mr. Frost received base salary increases during 2011).  Also it should be noted that Mr. Frost’s annual incentive cash bonus was based on the achievement of the Civil Group target, excluding pre-tax income associated with our acquisitions in 2011.  Based on the 62% achievement of this target, Mr. Frost did not achieve an annual incentive cash bonus in 2011.

(2) The Equity Incentive Plan, which consists of the Tutor Perini Corporation Long Term Incentive Plan, is discussed under “Long-Term Incentives” on page 24. The restricted stock units awarded are valued at the closing price of the common stock on the grant date.

(3) In May 2009 awards granted to Mr. Tutor included 750,000 restricted stock units and 750,000 stock options which vest in five equal annual tranches from 2010 to 2014 based on the achievement of pre-tax income goals set each year. Accordingly, the grant date fair value of the third tranche that was granted in 2011 is reflected above. The stock options are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee, and are valued based on the Black-Scholes option pricing model. They expire in May 2019.

(4) In September 2011 awards granted to Mr. Kershaw included 30,000 restricted stock units which vest subject to his continued employment in three years. Also in September 2011, awards granted to Mr. Burk included 40,465 stock options that are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee.  These awards vested immediately, are valued based on the Black-Scholes option pricing model and they expire ten years from the date of award approval by the Compensation Committee.

(5) The November 2010 awards to Mr. Caspers and Mr. Burk included 100,000 and 50,000 restricted stock units, respectively which vest in three equal annual tranches from 2012 to 2014 based on the achievement of pre-tax income goals set each year. Accordingly, the grant date fair value of the first tranches is reflected above.

(6) The September 2009 award to Mr. Frost included 150,000 restricted stock units which vest in three equal annual tranches from 2010 to 2012 based on pre-tax income goals set each year. Accordingly, the grant date fair value of the third tranche is reflected above.  As discussed under the “Long-Term Incentives” header above, the restricted stock unit awards for Mr. Frost were subject to the achievement of at least 70% of the Compensation Committee’s Civil Group pre-tax income goal of $84 million, excluding income from entities acquired during 2011. Based on the Civil Group’s 2011 pre-tax income of $52.0 million, the awards granted to Mr. Frost were not earned.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards(1)					Stock Awards (2)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald N. Tutor	300,000	150,000	—	20.33	05/28/2019	150,000	1,851,000	—	—
Michael J. Kershaw	—	—	—	—	—	—	—	30,000	370,200
Kenneth R. Burk	40,465	—	—	13.77	09/13/2021	—	—	—	—
Kenneth R. Burk	—	—	50,000	12.54	11/18/2018	16,666	205,700	50,000	617,000
Robert Band	—	—	75,000	12.54	11/18/2018	—	—	75,000	925,500
Mark A. Caspers	—	—	50,000	12.54	11/18/2018	33,333	411,300	50,000	617,000
James A. Frost	—	—	100,000	26.19	09/05/2018	—	—	150,000	1,851,000

(1)
As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches from 2010 to 2014 based upon the achievement of pre-tax income goals set each year. In 2009 and 2010, the first and second tranches were earned and vested in 2010 and 2011, respectively and neither tranche has been exercised.  In 2011, the third tranche was earned and will vest in May 2012. 40,465 of Mr. Burk’s options vested immediately upon grant in September 2011.  The remaining options for Mr. Burk and Messrs. Band, and Caspers are scheduled to vest in November 2013 subject to the achievement of cumulative performance of pre-tax income goals for fiscal years 2008 through 2012. Mr. Frost’s options vest in September 2013 and are subject to achievement of the same goals.

(2)	Value is based on the closing market price of $12.34 on December 31, 2011.
(3)
Vesting is scheduled according to the following table.  Note the amounts above exclude the third tranche of 50,000 restricted stock unit awards for Mr. Frost that was granted in 2011.  As discussed under the “Long-Term Incentives” header above, the restricted stock unit awards for Mr. Frost were subject to the achievement of at least 70% of the Compensation Committee’s Civil Group pre-tax income goal of $84 million, excluding income from entities acquired during 2011. Based on the Civil Group’s 2011 pre-tax income of $52.0 million, these awards were not earned.

	Mar. 2012	May 2012	Sept. 2013	Nov. 2013	Sept. 2014	Total
Ronald N. Tutor	—	150,000(P)	—	—	—	150,000
Michael J. Kershaw	—	—	—	—	30,000(T)	30,000
Kenneth R. Burk	16,666(P)	—	—	50,000(P)	—	66,666
Robert Band	—	—	—	75,000(P)	—	75,000
Mark A. Caspers	33,333(P)	—	—	50,000(P)	—	83,333
James A. Frost	—	—	150,000(P)	—	—	150,000

(P)—Units are performance-vested
(T)—Units are time (service)-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Ronald N. Tutor	—	—	150,000(P)	2,983,500
Michael J. Kershaw	—	—	—	—
Kenneth R. Burk	—	—	—	—
Robert Band	—	—	—	—
Mark A. Caspers	—	—	—	—
James A. Frost	—	—	50,000(P)	711,000

(1)	Reflects the closing price of the common stock on the vesting date.
(P)	These awards are performance-vested.

Pension Benefits for 2011 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald N. Tutor		—	—	—
Michael J. Kershaw		—	—	—
Kenneth R. Burk		—	—	—
Robert Band	Pension Plan	34	723,500	—
	BEP	34	660,800	—
Mark A. Caspers	Pension Plan	26	364,700	—
James A. Frost		—	—	—

(1)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 4.10%. Based on RP2000 mortality tables, projected to 2006 by Scale AA.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws.

The normal retirement benefit under these plans is equal to:

•	.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.  The ages of Mr. Band and Mr. Caspers are 64 and 49, respectively.

Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our named executive officers will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald N. Tutor Employment Agreement

Effective September 8, 2008 upon closing of the merger transaction with Tutor-Saliba, the Company entered into an employment agreement with Ronald N. Tutor.  Currently, the Board and Mr. Tutor are in the process of renegotiating a new employment agreement to extend Mr. Tutor’s employment through 2016. Where possible, we have indicated the proposed changes.

Under the terms of the original 2008 employment agreement, Mr. Tutor serves as Chairman of the Board and Chief Executive Officer, is paid an annual base salary of at least $1,500,000 and is paid, subject to performance criteria to be determined by the Compensation Committee, an annual bonus of 175% of salary which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target.  Mr. Tutor will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Board; (iii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, (iv) 30 days vacation; (v) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Furthermore, Tutor Perini provides Mr. Tutor with an allowance covering executive life insurance and/or personal financial services.  Under the new employment agreement currently being renegotiated, Mr. Tutor would no longer have the use of an apartment in Las Vegas, Nevada, a Company-provided vehicle and the formal allowance associated with personal financial services and life insurance premiums.  Mr. Tutor would still be able to receive limited personal financial services to the extent that he uses Company resources for this assistance and no outside expenses are incurred.

The initial term of the original 2008 employment agreement is five years, commencing on September 8, 2008, which was the effective date of the Company’s merger with Tutor-Saliba.  The term extends automatically for successive one-year periods, unless either party notifies the other at least 90 days in advance of the expiration of the employment agreement that it does not intend to renew the employment agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees.  Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

Under the original 2008 employment agreement, if Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Tutor Perini, he will be entitled to an additional “gross-up payment” to compensate him for the amount of this additional excise tax. Under the new employment agreement currently being negotiated, this gross-up payment would be eliminated effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement.

Certain payments would be payable to Mr. Tutor in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2011:

Triggering Event		Base Salary ($) (1)	Bonus ($) (2)	Benefits ($) (3)	Perquisites ($) (4)	O/S Equity Awards ($) (5)	Cash Lump Sum ($) (6)	Tax Gross-ups ($) (7)	Total ($)

A.	Death	—	—	173,000	395,900	5,553,000	—	—	6,121,900

B.	Disability	—	—	173,000	395,900	5,553,000	—	—	6,121,900

C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	173,000	395,900	—	—	—	568,900

D.	Termination by Employer without Cause or by Executive with Good Reason	—	—	201,200	395,900	5,553,000	8,250,000	—	14,400,100

E.	Change in Control (8)	—	—	215,300	395,900	5,553,000	12,375,000	8,771,000	27,310,200

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2011, Mr. Tutor was not owed any accrued salary.
(2)
The incentive compensation for 2011 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E.  No payment would be due under Events A, B or C.  As of December 31, 2011, Mr. Tutor was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (30 days at 12/31/11, valued at approximately $173,000).  Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $28,200 at 12/31/11), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.  Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 20 months at 12/31/11 (estimated at $42,300), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)
In all cases Mr. Tutor would be due the unused balance of his personal aircraft use at 12/31/11, which totals $395,900.  Note that the valuation of the unused balance of Mr. Tutor’s personal aircraft use was updated in 2011 consistent with the valuation methodology described in the components of “All Other Compensation” in the Summary Compensation Table above.

(5)
Mr. Tutor had 450,000 restricted stock units and 450,000 stock options awards outstanding at 12/31/11. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $12.34 on 12/31/11. Additionally, for purposes of Event E, the options have a parachute value of $2,243,000, which gives rise to additional gross-up payments (refer to footnotes (7) and (8) below.)

(6)
A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(7)
All or a portion of payments made to Mr. Tutor upon a change in control, as defined in his Employment Agreement, may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code.  In the event of a change in control, Mr. Tutor will be entitled to a Tax Gross-up of $8,771,000 to cover the applicable excise taxes under Section 4999.  Note, under the new employment agreement currently being negotiated, this gross-up payment would be eliminated effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement.

(8)
This event applies if there is a change in control and Mr. Tutor is terminated other than for cause or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the employment agreement for good reason within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Tutor Perini of the existence of the event of Good Reason within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

James A. Frost Employment Agreement

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost has served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the employment agreement.

Pursuant to the employment agreement, Mr. Frost will receive an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and will be eligible to participate in the Company’s equity incentive plan. Mr. Frost will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, and (ii) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, has also approved a merit-based increase of $50,000 to Mr. Frost’s annual base salary, resulting in a current annual base salary of $725,000.

The employment agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

Pursuant to the terms of the employment agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

Certain payments would be payable to Mr. Frost in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2011:

Triggering Event		Base Salary ($) (1)	Bonus ($) (2)	Benefits ($) (3)	O/S Equity Awards ($) (4)	Cash Lump Sum ($) (5)	Total ($)

A.	Death	—	—	41,800	1,851,000	—	1,892,800

B.	Disability	—	—	41,800	1,851,000	—	1,892,800

C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	41,800	—	—	41,800

D.	Termination by Employer without Cause or by Executive with Good Reason	—	—	87,900	1,851,000	2,143,800	4,082,700

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2011, Mr. Frost was not owed any accrued salary.
(2)
The incentive compensation for 2011 performance would be due to Mr. Frost at the time payment is made to all executives under Event D.  No payment would be due under Events A, B or C.  As of December 31, 2011, Mr. Frost was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (15 days at 12/31/11, valued at approximately $41,800).  Event D would require continuation of health and insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $46,100 at 12/31/11), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)
Mr. Frost had 150,000 restricted stock units and 100,000 stock options awards outstanding at 12/31/11. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, and D.  Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The intrinsic value of the stock options were quantified using the Company’s closing share price of $12.34 on 12/31/11.

(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Event D.

Tutor Perini will generally have “Cause” to terminate Mr. Frost’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Frost, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Frost in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Frost and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Frost is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Frost will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; or (ii) any reduction in his compensation or benefits.

As of December 31, 2011, none of our other executive officers has an agreement with us providing for termination benefits.  However, upon a change in control all outstanding equity awards, stock options and restricted stock units, immediately vest.

Director Compensation

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $80,000, payable in cash or common stock at each director’s option, plus 1,000 shares of common stock. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person ($300 if attended telephonically).  The Lead Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The following table sets forth compensation information for 2011 for each member of our Board.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter Arkley	96,300	19,400	—	—	—	—	115,700
Marilyn A. Alexander	94,200	19,400	—	—	—	—	113,600
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Willard W. Brittain, Jr.	109,200	19,400	—	—	—	—	128,600
Michael R. Klein	41,500	99,400	—	—	—	—	140,900
Robert L. Miller	86,000	19,400	—	—	—	—	105,400
Raymond R. Oneglia	54,200	59,400	—	—	—	—	113,600
Donald D. Snyder	90,200	19,400	—	—	—	—	109,600
Dickran M. Tevrizian, Jr.	1,800	—	—	—	—	—	1,800
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)
Our Board receives an annual retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here.  The details of each director’s election pertaining to the $80,000 retainer payment are as follows:

Name	Cash Payment ($)	# Shares	Share Price * ($)	Stock Value ($)

Peter Arkley	80,000	—	—	—
Marilyn A. Alexander	80,000	—	—	—
Willard W. Brittain, Jr.	80,000	—	—	—
Michael R. Klein	—	4,119	19.42	80,000
Robert L. Miller	80,000	—	—	—
Raymond R. Oneglia	40,000	2,059	19.42	40,000
Donald D. Snyder	80,000	—	—	—

* Closing price on date of grant.

(b)	As part of their annual retainer fee, our directors receive 1,000 shares of common stock, valued at the closing price on the date awarded.
(c)	Mr. Band and Mr. Tutor are named executive officers, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

No non-employee directors had outstanding stock options at December 31, 2011.

As discussed above, the Company intends to implement a policy requiring the Chief Executive Officer, the Chief Executive Officer’s direct reports and outside directors to maintain ownership of at least 75% of net shares earned via future equity grants until retirement.

Director and Officer Indemnification
Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee and the Board, as applicable, in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba.  The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors.  Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of common stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba.  Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to his Employment Agreement (See “Employment Agreements”, page 35).  In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger.  As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding common stock.  The shares owned by the two trusts are subject to certain restrictions contained in the Amended Shareholders Agreement between Mr. Tutor, us and other former Tutor-Saliba shareholders as described on pages 42-44.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini.  The shareholders agreement was amended by a first amendment dated September 17, 2010, a second amendment dated June 2, 2011 and a third amendment dated September 13, 2011 (collectively the “Amended Shareholders Agreement”) which revised the transfer restrictions contained in the shareholders agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer 100% (up from 30% in the original shareholders agreement) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties.

Composition of the Board of Directors

The Amended Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor Group (Mr. Tutor and the two trusts he controls) owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of common stock. In addition, for so long as Mr. Tutor serves as the Chief Executive Officer of Tutor Perini, he will be nominated for election to the Board.  At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Amended Shareholders Agreement, the Tutor Group will vote all of their shares of common stock in support of the Board’s slate of directors.

In addition, on all other matters to be voted on by shareholders, the Amended Shareholders Agreement provides that the Tutor Group will vote their shares of common stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of common stock (excluding the Tutor Group) are voted on such matter.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of common stock.

Standstill

Pursuant to the Amended Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the outstanding shares of common stock, the Tutor Group may not take certain actions that may be deemed to be actions to obtain control of Tutor Perini, including:

●
acquiring or offering to acquire shares of the common stock that will result in the Tutor Group collectively owning shares of stock equal to more than the percentage of the total outstanding shares of common stock to be held by them at the effective time of the merger (approximately 43%);

●	directly or indirectly soliciting proxies;

●	forming a “group” within the meaning of the federal securities laws;

●	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

●	initiating shareholder proposals;

●	seeking election of new board members or replacement of current board members;

●	seeking to call shareholder meetings;

●	making any public announcement or proposal with respect to any form of business combination transaction involving Tutor Perini; or

●	seeking publicly to have Tutor Perini waive, amend or modify any of the standstill provisions contained in the Amended Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Board or the exercise of any voting rights with regard to shares of the common stock.

Transfer Restrictions

The Amended Shareholders Agreement provides that prior to March 8, 2009, none of the Tutor Group shareholders could transfer or dispose of the shares of the common stock acquired pursuant to the merger other than to certain affiliated persons or pursuant to the exercise of piggyback registration rights described below following the decision by Tutor Perini to register shares of common stock.

As discussed above, the recent amendments to the shareholders agreement have revised the transfer restrictions contained in the shareholders agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer 100% (up from 30% in the original shareholders agreement) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties.  In addition, all transfer restrictions under the Amended Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of the common stock. Notwithstanding the foregoing, the Tutor Group shareholders may transfer or dispose of shares of the common stock in any transactions approved by a majority of the Board, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Amended Shareholders Agreement, Tutor Perini has agreed to give the Tutor Group certain registration rights with respect to the shares of the common stock acquired pursuant to the merger.  After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Amended Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering.  Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

Registration of Shares

On September 10, 2009, the Company registered 8.6 million shares pursuant to the Securities Act of 1933.  Included in that registration statement were 7.7 million shares held by the Tutor Group.  The registered shares remain subject to contractual restrictions under the terms of the Amended Shareholders Agreement. Under those restrictions, prior to March 8, 2009, none of those shares were permitted to be resold (except with the consent of the Board or in a registered offering). Based on the Amended Shareholders Agreement, the Tutor Group was permitted to freely transfer 100% (up from 30% in the original shareholders agreement) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation.  Mr. Tutor’s trusts have sold and gifted 12,318,580 and 200,000 shares, respectively, since the shares were registered for resale on September 10, 2009.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $180,000, which increase at 3% per annum beginning August 1, 2009 and expire on July 31, 2016.  Lease expense for these leases recorded on a straight-line basis was $2.3 million for the year ended December 31, 2011.

O&G Joint Ventures

Occasionally, we have participated in certain joint ventures with O&G Industries, Inc., of which Raymond R. Oneglia, one of our directors, is Vice Chairman of the Board of Directors. As of December 31, 2011, the Company has a 30% interest in a joint venture with O&G as the sponsor for a highway reconstruction project with an estimated total contract value of approximately $357 million and a scheduled completion in 2017.  The Company’s share of this joint venture generated revenues of $5.5 million in 2011.  The Company’s participation in this joint venture was reviewed by the Audit Committee in accordance with the Company’s policy.

Guaranty of Tutor-Saliba Surety Bonds

Prior to our merger with Tutor-Saliba, Mr. Tutor, who was the controlling shareholder, Chairman, President and Chief Executive Officer of Tutor-Saliba, was regularly required to provide personal guaranties of Tutor-

Saliba’s obligations to insurance companies that provided surety bonds in connection with certain of Tutor-Saliba’s construction projects.  As a result of the merger, we do not expect that Mr. Tutor will be required to continue providing personal guaranties to support Tutor-Saliba’s obligations, given the combined balance sheet of Tutor Perini and Tutor-Saliba.  As contemplated by the terms of the merger agreement, Tutor Perini is working to replace Mr. Tutor as a guarantor on the remaining Tutor-Saliba surety bond obligations.  At present there are five remaining Tutor-Saliba projects that involve surety bonds for which Mr. Tutor provided a personal guaranty prior to the merger.  These projects are in various stages of completion, and the aggregate remaining surety bond exposure on these projects is approximately $21 million.  We have not paid Mr. Tutor any additional compensation for remaining as a guarantor of these obligations following completion of the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from our executive officers and directors, we believe that during fiscal year 2011, all filing requirements applicable to our Insiders were met.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 20, 2012 of the common stock by each director; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock Beneficially Owned on March 20, 2012 (1) (2)
Name	Shares		%

Directors and Executive Officers
Ronald N. Tutor	10,337,575	(3)	21.7%
Michael R. Klein	456,192		**
James A. Frost	314,142		**
William B. Sparks	122,593		**
Mark A. Caspers	103,220	(4)	**
Kenneth R. Burk	91,350	(5)	**
Robert Band	79,940		**
Robert L. Miller	71,711		**
Raymond R. Oneglia	22,907		**
Peter Arkley	21,000		**
Willard W. Brittain, Jr.	15,353		**
Donald D. Snyder	6,431		**
Steven M. Meilicke	5,276		**
Marilyn A. Alexander	5,104		**
Dickran M. Tevrizian, Jr.	2,000		**
Michael J. Kershaw	-		**

All Directors and Executive Officers as a Group (16 persons)	11,654,794		24.4%

Beneficial Ownership of 5% or More
Ronald N. Tutor , 15901 Olden Street, Sylmar, CA 91342	10,337,575	(3)	21.7%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,779,653	(6)	5.9%
AllianceBernstein LP, 1345 Avenue of the Americas, New York, NY 10105	2,673,764	(7)	5.6%
Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403	2,437,730	(8)	5.2%

Total beneficial owners of more than 5% of Tutor Perini common stock	18,228,722		38.3%

**	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of March 20, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 47,334,551 shares of common stock outstanding as of March 20, 2012.
(3)
Based on 8,504,320 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, both trusts controlled by Ronald N. Tutor and parties to the Amended Shareholders Agreement; see “Amended Shareholders Agreement”, page 42. Also includes 300,000 options currently exercisable.

(4)	Includes 33,333 restricted stock units scheduled to vest in March 2012.
(5)	Includes 16,666 restricted stock units scheduled to vest in March 2012 and 40,465 options currently exercisable.
(6)	According to Schedule 13G/A filed with the SEC on February 14, 2012.
(7)	According to Schedule 13G filed with the SEC on February 14, 2012.
(8)	According to Schedule 13G filed with the SEC on February 9, 2012.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche, LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2012. Although shareholder approval of the selection of Deloitte & Touche, LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2012 annual meeting, our Audit Committee will reconsider their selection of Deloitte & Touche, LLP.  Deloitte & Touche, LLP has been our independent registered public accounting firm since 2002.

Representatives of Deloitte & Touche, LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2011 and 2010, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2011	2010
Audit Fees	$2,865,000	$2,077,000
Audit-Related Fees (1)	500,000	704,900
Tax Fees	—	—
Total Fees	$3,365,000	$2,781,900

(1)  Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.

Deloitte & Touche, LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC rules governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholder to approve the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the CD&A and the related tables and narrative disclosures. We believe that the Company’s named executive officer compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2013 annual meeting of shareholders must be received by Tutor Perini on or before December 21, 2012 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2013 annual meeting is advanced or delayed by more than 30 calendar days from May 31, 2013, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2013 annual meeting proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2013 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us not earlier than December 2, 2012, nor later than March 17, 2013. If the 2013 annual meeting is advanced by more than 7 calendar days from May 31, 2013, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2013 annual meeting. If a shareholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Please see “Nominations for Director”, on page 11 for a description of the requirements for submitting a candidate for nomination as a director at the 2013 annual meeting of shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 21, 2012 in order to receive them before the annual meeting.